RALLY'S HAMBURGERS, INC.

                                    Suite 150
                             10002 Shelbyville Road
                           Louisville, Kentucky 40223

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD AUGUST 7, 1997

To the Stockholders:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Rally's Hamburgers, Inc. (the "Company") will be held at the Park Hyatt Hotel, 2151 Avenue of the Stars, Los Angeles, California on August 7, 1997, at 11:00 a.m. Pacific Time for the following purposes:

     (1) To elect a Board of eight directors to serve until the next annual meeting of stockholders;
     (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 28, 1997; and
     (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on July 16, 1997 are entitled to receive notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the law offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, at 2121 Avenue of the Stars, Eighteenth Floor, Los Angeles, California for a period of ten days prior to the meeting date.

                                   By Order of the Board of Directors


                                   Evan G. Hughes
                                   Secretary
Louisville, Kentucky
July 18, 1997
                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK THE CURRENT DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                            RALLY'S HAMBURGERS, INC.

                                    Suite 150
                             10002 Shelbyville Road
                           Louisville, Kentucky 40223




                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD AUGUST 7, 1997

                               General Information

     This Proxy Statement and accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Rally's Hamburgers, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held at the Park Hyatt Hotel, 2151 Avenue of the Stars, Los Angeles, California on August 7, 1997, at 11:00 a.m. Pacific Time for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about July 18, 1997.

     A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by: (i) notifying the Secretary of the Company in writing of such revocation; (ii) filing a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and voting in person. If the proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement and proposal 2 set forth in the attached Notice of Annual Meeting of Stockholders and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

     The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's Common Stock, par value $.10 per share (the "Common Stock"), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

                        Record Date And Voting Securities

     The Board has fixed the Record Date (the "Record Date") for the Annual Meeting as the close of business on July 16, 1997, and all holders of record of Common Stock on this date are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. At the Record Date, there were 20,557,091 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. The affirmative vote of a plurality of the votes cast at the Annual Meeting will be required for the election of directors. Abstentions or "withheld" votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted with respect to the director or directors indicated. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote will be required for the approval of Proposal 2. Since Delaware law treats only those shares voted "for" a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes "against" a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

               STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following tables set forth as of the Record Date information concerning each stockholder known by the Company to beneficially own more than five percent of the outstanding Common Stock of the Company and information regarding beneficial ownership of the Company's Common Stock by each director and each executive officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group.

                                                                 RALLY'S
                                                            HAMBURGERS, INC.
                                                        -----------------------
                                                        Number of   Percent  of
                                                        Shares (1)   Class (2)
                                                        ---------   -----------

Gary J. Beisler.............................            75,717 (3)       *
Terry N. Christensen........................           183,230 (4)       *
Willie D. Davis.............................           260,000 (5)     1.25%
Donald E. Doyle.............................           201,146 (6)       *
William P. Foley,II.........................           245,000 (7)     1.18%
Michael E. Foss.............................            71,640 (8)       *
David Gotterer..............................           294,730 (9)     1.42%
Evan G. Hughes..............................            36,067 (10)      *
Ronald B. Maggard...........................            45,000 (11)      *
Mark A. Noltemeyer..........................            38,536 (12)      *
Burt Sugarman...............................           650,833 (13)    3.07%
C. Thomas Thompson..........................           245,000 (14)      *
All current directors and executive officers
as a group (12 persons, included above).....         2,346,899 (15)   10.33%

5% Beneficial Owners
--------------------
GIANT GROUP, LTD. (16)......................         3,136,849        15.26%
Fidelity National Financial, Inc. (17)......         2,009,788 (18)    9.61%
CKE Restaurants, Inc. (19)..................         4,528,015 (20)   21.23%
Travelers Group, Inc. (21)..................         2,263,974 (22)   10.49%

*Represents less than 1% of class.

(1) Based upon information furnished to the Company by the named persons, and information contained in filings with the Securities and Exchange Commission (the "Commission"). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their respective shares.

(2) Based on 20,557,091 shares outstanding as of July 16, 1997. Shares of Common Stock subject to options exercisable within 60 days under the Company's stock option plan are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.

(3) Includes 73,441 shares that Mr. Beisler may purchase pursuant to options and warrants.

(4) Includes 180,615 shares that Mr. Christensen may purchase pursuant to options and warrants.

(5)  Represents 260,000 shares that Mr. Davis may purchase pursuant to options.

(6) Includes 133,406 shares that Mr. Doyle may purchase pursuant to options and warrants.

(7) Represents 245,000 shares that Mr. Foley may purchase pursuant to stock options. Excludes 6,537,803 shares which are beneficially owned by CKE Restaurants, Inc. ("CKE") and Fidelity National Financial, Inc. ("Fidelity") and as to which Mr. Foley disclaims beneficial ownership. See Notes (18) and (20) below. Mr. Foley is the Chairman of the Board and Chief Executive Officer of Fidelity and CKE, and he owns 20.3% of the outstanding shares of common stock of Fidelity. A limited partnership whose general partner is controlled by Mr. Foley owns 15.8% of the outstanding common stock of CKE. Fidelity owns 2.2% of the outstanding common stock of CKE. Mr. Foley may be deemed to be a controlling person of CKE and Fidelity.

(8) Includes 32,008 shares that Mr. Foss may purchase pursuant to options and warrants. Mr. Foss resigned from all positions held in the Company in January 1997.

(9) Includes 266,615 shares that Mr. Gotterer may purchase pursuant to options and warrants, but excludes 22,500 shares underlying options held by Mr. Gotterer, as to which shares he disclaims beneficial ownership since a business partner is entitled to the beneficial ownership of such shares upon any exercise of such options.

(10) Includes 35,072 shares that Mr. Hughes may purchase pursuant to options and warrants.

(11) Includes 15,000 shares that Mr. Maggard may purchase pursuant to options.

(12) Includes 33,249 shares that Mr. Noltemeyer may purchase pursuant to options and warrants.

(13) Represents 650,833 shares that Mr. Sugarman may purchase pursuant to options. Excludes 3,136,849 shares owned by GIANT GROUP, LTD. ("GIANT") of which Mr. Sugarman may be deemed to be a controlling person. Mr. Sugarman disclaims beneficial ownership of the shares owned by GIANT. Also excludes 2,615 shares held by Mr. Sugarman as custodian for his minor child and 145,884 shares beneficially owned by Mr. Sugarman's spouse (including
     104,692 shares subject to options and warrants) as to which shares Mr. Sugarman disclaims beneficial ownership. Mr. Sugarman is the Chairman of the Board, President & Chief Executive Officer of GIANT, and, as of March 14, 1997, he beneficially owned 55.2% of the outstanding common stock of GIANT.

(14) Represents 245,000 shares that Mr. Thompson may purchase pursuant to options.

(15) Includes 2,170,239 shares which may be acquired by all directors and executive officers as a group pursuant to options and warrants.

(16) The  address of GIANT is 9000 Sunset  Boulevard,  Los  Angeles,  California
     90069.

(17) The  address of  Fidelity is 17911 Von Karman  Avenue,  Irvine,  California
     92714.

(18) Includes 1,663,101 shares owned directly and 346,687 shares underlying currently exercisable warrants.

(19) The  address of CKE is 1200 North  Harbor  Boulevard,  Anaheim,  California
     92801.

(20) Includes 3,752,527 shares owned directly and 775,488 shares underlying currently exercisable warrants.

(21) The address of Travelers Group, Inc. is 388 Greenwich Street, New York, New York 10013.

(22) Includes 1,016,787 shares underlying currently exercisable warrants.

Compliance with Section 16(a) of the
Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("the Exchange Act"), requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission and NASDAQ reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1996 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that (i) Messrs. Foley and Thompson each filed their initial report on Form 3 late; and (ii) one report, covering one transaction, was filed late by Jeffrey Rosenthal, a former director of the Company.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     At the Annual Meeting, eight directors are to be elected to serve until the next annual meeting of stockholders. The persons named in the accompanying proxy have advised the Company that they intend to vote the shares covered by the proxies FOR the election of the nominees named below. Although it is not anticipated that any of the nominees will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees. Directors are elected by a plurality of the votes cast. The nominees for election as directors at the Annual Meeting are as follows: Burt Sugarman; Donald E. Doyle; Terry N. Christensen; Willie D. Davis; William P. Foley II; David Gotterer; Ronald B. Maggard; and C. Thomas Thompson. See "Management - Directors and Executive Officers" and "Stock Ownership of Principal Holders and Management."

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth the names and ages of the directors and executive officers of the Company and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

                 Name      Age(1)          Position or Office

Burt Sugarman                58      Chairman of the Board and Director

Donald E. Doyle              50      President, Chief Executive Officer
                                     and Director

Evan G. Hughes               30      Senior Vice President, Chief Administrative
                                     Officer and Secretary

Gary J. Beisler              40      Senior Vice President, Operations

Mark A. Noltemeyer           41      Senior Vice President, Finance

Terry N. Christensen         56      Director

Willie D. Davis              62      Director

William P. Foley, II         52      Director

David Gotterer               68      Director

Ronald B. Maggard            48      Director

C. Thomas Thompson           47      Director
--------------------------

(1) Ages as of July 16, 1997

     Burt Sugarman. Mr. Sugarman has been a Director of the Company since 1989. For more than the past five years, Mr. Sugarman has been Chairman of the Board, President and Chief Executive Officer of GIANT, a New York Stock Exchange company. At the Record Date, GIANT owned approximately 15.26% of the outstanding Common Stock of the Company. Mr. Sugarman served as Chief Executive Officer of the Company from 1990 and as its Chairman of the Board since 1991, resigning from these offices in February 1994. Mr. Sugarman resumed the position of Chairman of the Board in November 1994.

     Donald E. Doyle. On March 18, 1996, the Company named Donald E. Doyle to the position of President and Chief Executive Officer. Mr. Doyle was also appointed to the Company's Board of Directors. Prior thereto, since 1994, Mr. Doyle served as Chief Operating Officer of Hardee's Foodsystems, Inc., an operator and franchisor of over 3,500 Hardee's quick service restaurants. Mr. Doyle served from 1992 to 1994 as President and Chief Executive Officer of CKE, the parent of the Carl's Jr. hamburger chain. From 1989 to 1992, Mr. Doyle served as President and Chief Executive Officer of the Greater Louisville Economic Development Partnership. Prior to that date, Mr. Doyle held a variety of senior positions with KFC, finally serving as President of KFC-USA from 1984 to 1988.

     Evan G. Hughes. Mr. Hughes joined the Company as Senior Executive Vice President and Chief Administrative Officer in March 1995. In December 1995, due to a corporate reorganization, Mr. Hughes became Senior Vice President, Chief Administrative Officer and Secretary. He was a trade development consultant in Houston, Texas and subsequently a business development and marketing manager with AT&T - Network Systems in Morristown, New Jersey between April 1994 and March 1995. Mr. Hughes served as Director of Administration for Rally's from March 1993 until March 1994. Also, Mr. Hughes served as an appointee of the Bush Administration in Washington, D.C. from December 1988 until November 1992. From late 1989 until February 1992, he served as Director of Operations at the U.S. Department of Commerce.

     Gary J. Beisler. Mr. Beisler joined the Company in 1987 as an Area Franchise Director. Since then, he has held positions as District Franchise Director, Area Director of Company Operations and Vice President of Franchise Operations. Currently, as Senior Vice President of Operations, he is responsible for Company Operations, Franchise Operations and Real Estate, Development and Construction. Prior to 1987, Mr. Beisler owned and operated his own restaurant and served as Director of Operations for The Fresher Cooker, a Louisville-based fast food restaurant chain.

     Mark A. Noltemeyer. Mr. Noltemeyer joined the Company in 1993 as Chief Accounting Officer and in January 1994, was promoted to Vice President and Chief Accounting Officer. In January 1997, Mr. Noltemeyer was promoted to Senior Vice President, Finance. From 1985 to 1993, Mr. Noltemeyer was employed by KFC in a variety of finance positions. At the time he left KFC, he was Worldwide Director of Technical Accounting Services having held such position since 1992. Mr. Noltemeyer is a Certified Public Accountant.

     Terry N. Christensen. Mr. Christensen has served as a Director of the Company since 1996. For more than the past five years, Mr. Christensen has been a partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, which firm provides legal services to the Company. Mr. Christensen is a director of GIANT, MGM Grand, Inc. and Checker's Drive-In Restaurants, Inc.

     Willie D. Davis. Mr. Davis has served as a Director of the Company since 1994. Mr. Davis has been the President and a director of All-Pro Broadcasting, Inc., a holding company operating several radio stations, for more than the past five years. Mr. Davis currently serves on the Board of Directors of Sara Lee Corporation, K-Mart Corporation, Dow Chemical Company, MGM Grand, Inc., Alliance Bank, WICOR Incorporated, Johnson Controls Incorporated, L.A. Gear and Strong Fund.

     William P. Foley, II. Mr. Foley has served as a Director of the Company since 1996. Mr. Foley has served as the Chairman of the Board and Chief Executive Officer of Fidelity since its formation in 1984. Mr. Foley was also President of Fidelity from 1984 until December 31, 1994. He has been Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company since April 1981. Mr. Foley is also currently serving as Chairman of the Board and Chief Executive Officer of CKE, Chairman of the Board of Checkers Drive-In Restaurants, Inc. and is a director of Micro General Corporation.

     David Gotterer. Mr. Gotterer has served as a Director of the Company since 1989. Mr. Gotterer has been a partner in the accounting firm of Mason & Company, LLP, New York, New York, for more than the past five years. Mr. Gotterer is a director and Vice Chairman of GIANT.

     Ronald B. Maggard. Mr. Maggard began serving as a Director of the Company in 1997. For more than the past five years, Mr. Maggard has been President of Maggard Enterprises, Newport Beach, which owns 25 franchised Long John Silver restaurants and two franchised Fazoli's restaurants.

     C. Thomas Thompson. Mr. Thompson has served as a Director of the Company since 1996. Mr. Thompson has been President and Chief Operating Officer of Carl Karcher Enterprises, Inc. since 1994. Prior thereto, since 1984, Mr. Thompson was a partner in a partnership which owned and operated 15 restaurants under the Carl's Jr. franchise system. Mr. Thompson is also currently serving as Chief Executive Officer and Vice Chairman of the Board of Checker's Drive-In Restaurants, Inc., owner and franchisor of approximately 475 double-drive thru restaurants.

     On February 13, 1996, a derivative lawsuit naming the members of the Company's Board of Directors was filed in Delaware Chancery Court by a shareholder, Harbor Finance Partners. The suit alleges a breach of fiduciary duty on the part of the Board of Directors in connection with the purchase from GIANT of the Company's 9.875% Senior Notes due in the year 2000 at an allegedly inflated price. The Company and its Directors deny all allegations of wrongdoing made by the plaintiff and intend to defend the suit vigorously. Management does not believe that this litigation will have a material adverse effect on its results of operations or financial condition. See "Compensation Committee Interlocks and Insider Participation."

Meetings of the Board of Directors

     The Board of Directors met on 12 occasions during 1996. Each director attended at least 75% of the aggregate of the meetings of the Board and its committees on which such director served during his or her period of service.

Committees of the Board of Directors

     The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee. The Board of Directors does not have a nominating committee or any committee performing a similar function. The Executive Committee is currently comprised of Messrs. Doyle, Foley, Sugarman (Chair) and Thompson and meets from time to time as considered necessary by its members. During 1996, the Executive Committee met on two occasions.

     The Audit Committee is responsible for exercising supervisory control over the internal auditing and accounting procedures, practices and personnel of the Company and for making recommendations to the Board concerning the appointment of the Company's independent auditors. The current members of the Audit Committee are Messrs. Davis and Thompson (Chair). During 1996, the Audit Committee met on one occasion.

     The  principal  duties of the  Compensation  Committee  are to  review  the compensation of directors and officers of the Company and to prepare recommendations and periodic reports to the Board concerning such matters. The Compensation Committee also administers the Company's employee stock option plan and recommends to the Board of Directors the award of bonuses to executive officers. The current members of the Compensation Committee are Messrs. Christensen (Chair), Foley and Gotterer. Michael Fleishman, who was formerly a director, served on the Compensation Committee until May, 1996. Burt Sugarman, Chairman of the Board of the Company, served on the Compensation Committee until March, 1996. The Compensation Committee met on three occasions during 1996.

Compensation of Directors

     Directors not employed by the Company are compensated at a rate of $10,000 per annum, paid quarterly, plus $500 for each Board meeting attended. Non-employee directors also receive $500 for each committee meeting attended on a date other than a date on which a Board meeting is held, and are eligible to participate in the Company's 1995 Stock Option Plan for Non-Employee Directors.

Executive Compensation

     Set forth below is information concerning the annual and long-term compensation of any person who served as the Chief Executive Officer during any portion of 1996, and the other four most highly compensated executive officers of the Company as of December 29, 1996, for services in all capacities to the Company for the last three fiscal years.

                                                  Summary Compensation Table
                                                                                                 Long-Term
                                                       Annual Compensation                      Compensation
                                            --------------------------------------       ------------------------
                                                                       Other Annual      Stock         All Other
                                            Salary         Bonus      Compensation      Options      Compensation
Name & Principal Position        Year        ($)          ($)(1)           ($)        (In Shares)        ($)
-------------------------        ----        ---         --------     -------------   -----------    -------------
Donald E. Doyle                  1996     $227,116 (2)   $      0     $ 18,000 (3)     350,000       $     0
  President and CEO              1995            0              0            0               0             0
                                 1994            0              0            0               0             0

Gary J. Beisler                  1996     $161,154       $  5,400     $  5,700          54,500       $     0
  Sr. Vice President,            1995      135,687         19,577            0          10,000             0
  Operations                     1994      115,373              0        5,225          48,400             0

Michael E. Foss  (4)             1996     $187,692       $      0     $ 36,178 (3)      10,000       $     0
  Former Sr. Vice                1995       72,443 (5)    100,000            0         160,000             0
  President, Chief               1994            0              0            0               0             0
  Financial Officer

Evan G. Hughes                   1996     $138,462       $      0     $      0          15,000       $     0
  Sr. Vice President,            1995       97,500 (6)     15,540        1,462          45,000             0
  Chief Administrative           1994       13,462 (6)          0            0               0             0
  Officer and Secretary

Mark A. Noltemeyer               1996   $  116,346       $      0     $      0          10,000       $     0
  Sr. Vice President,            1995      108,064          5,000            0          10,000             0
  Finance                        1994       98,269              0            0          22,150             0
----------------------------

(1) With the exception of the amounts paid to Messrs. Foss and Hughes in 1995 related to recruitment bonuses, the amounts shown in this column represent payments made under the Company's Officer Bonus Plan, pursuant to which the executive officers earned cash bonuses based on individual performance.

(2) Represents partial year payment. Mr. Doyle joined the Company as President and Chief Executive Officer in March 1996.

(3) With respect to Messrs. Doyle and Foss, the amount in 1996 represents a reimbursement of relocation expenses incurred.

                                       11

(4)  Mr.  Foss  resigned  from all  positions  he held in the Company in January
     1997.

(5) Represents partial year payment. Mr. Foss joined the Company as Senior Vice President and Chief Financial Officer in July 1995.

(6) Represents partial year payment. Mr. Hughes rejoined the Company as Senior Executive Vice President and Chief Administrative Officer in March 1995. In December 1995, due to a corporate reorganization, Mr. Hughes became Senior Vice President, Chief Administrative Officer and Secretary. Mr. Hughes originally joined the Company in March 1993 as Director of Administration and resigned in March 1994.

Option Grants in Last Fiscal Year

     The following table sets forth information regarding options granted to the named executive officers during the 1996 fiscal year pursuant to the Company's 1990 Stock Option Plan. The Company does not grant stock appreciation rights ("SARs").

                         Number of      Percentage of
                        Securities      Total Options
                        Underlying       Granted to        Exercise of                   Grant Date
                         Options        Employees in       Base Price    Expiration       Present
Name                    Granted(#)       Fiscal 1996       ($/Share)        Date        Value ($)(1)
----                    ----------       -----------       ---------        ----        ------------
Donald E. Doyle          350,000            13.90%           $1.75        03/17/01        $360,325
Gary J. Beisler           40,000             1.59%           $1.625       02/26/06         $40,224
Gary J. Beisler           14,500             0.58%           $2.94        06/21/06         $26,405
Michael E. Foss           10,000 (2)         0.40%           $1.625       02/26/06         $10,056
Evan G. Hughes            15,000             0.60%           $1.625       02/26/06         $15,084
Mark A. Noltemeyer        10,000             0.40%           $1.625       02/26/06         $10,056
---------------------

(1) The Company used the Black-Scholes model of option valuation to determine grant date present value. The present value calculation is based on, among other things, the following assumptions: (a) interest of 6.81% for the February 26, 1996 and March 18, 1996 grants, and 6.84% for the June 21, 1996 grant, based on the then quoted yield of Treasury Bills maturing in eight years; (b) dividend yield of 0% per share based on the Company's history of no dividend payments; and (c) stock price expected future volatility of 45.7% determined based upon the monthly stock closing prices for the past four to five years of companies included in the Company's peer group. See "Comparison of Five-Year Cumulative Stockholder Return." The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Black-Scholes model.

                                       12

(2) These options terminated upon Mr. Foss' resignation from the Company and became available for future grants under the Company's 1990 Stock Option Plan.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year End Option Values

     Set forth below is information with respect to options exercised by the named executive officers during the 1996 fiscal year, and the number and value of unexercised stock options held by the named executive officers at the end of the fiscal year. There were no SARs outstanding at the 1996 fiscal year end.

                                                              Number of Securities
                                                             Underlying Unexercised       Value of Unexercised In-The-
                                                             Options Held At Fiscal            Money Options at
                        Shares Acquired   Value Realized            Year End                  Fiscal Year End(1)
Name                     on Exercise (#)       ($)          Exercisable  Unexercisable     Exercisable   Unexercisable
----                    ----------------   ------------     -----------  --------------   -------------  -------------
Donald E. Doyle                0               N/A                  0       350,000        $       0      $ 920,499

Gary J. Beisler                0               N/A             35,599        77,301           13,259        145,260

Michael E. Foss                0               N/A             53,333       116,667           60,265        148,081

Evan G. Hughes                 0               N/A             14,999        45,001           24,047         89,426

Mark A. Noltemeyer             0               N/A             18,098        24,052            8,795         39,499
---------------------

(1) Based on the difference between the option exercise price and closing price of the Company's Common Stock on the NASDAQ National Market system on December 29, 1996 ($4.375).

Employment and Severance Agreements

     In April 1995, the Company and Evan Hughes entered into an Employment Agreement pursuant to which Mr. Hughes was to serve as Senior Executive Vice President and Chief Administrative Officer for a term of 30 months beginning on March 28, 1995 at an annual salary of not less than $130,000. Mr. Hughes is eligible to participate in the Company's incentive bonus programs. Pursuant to the terms and conditions of the Company's 1990 Stock Option Plan, Mr. Hughes was granted an option to purchase 35,000 shares of the Company's Common Stock at $2.75 per share. Upon joining the Company, Mr. Hughes was awarded a signing bonus of $10,000 after federal, state and local tax deductions. Under his Employment Agreement, Mr. Hughes has agreed not to compete with the Company in the double drive-thru hamburger business for a period of 18 months after the termination of his employment with the Company.

     In July 1995, the Company and Michael Foss entered into an Employment Agreement pursuant to which Mr. Foss served as the Company's Senior Vice President and Chief Financial Officer for a term that commenced August 1, 1995, and expired on January 31, 1997, at an annual salary of not less than $175,000. Mr. Foss was eligible to participate during his employment in the Company's incentive bonus programs. Pursuant to the terms and conditions of the Company's 1990 Stock Option Plan, Mr. Foss was granted an option to purchase 160,000 shares of the Company's Common Stock at $3.25 per share. On joining the Company, Mr. Foss was awarded a signing bonus of $100,000 in cash and 30,188 shares of Common Stock having a value of $100,000 as an inducement for Mr. Foss to terminate his previous employment. Mr. Foss agreed, during the term of his Employment Agreement and for three years thereafter, not to disclose, other than to employees of the Company or to persons to whom disclosure is reasonably necessary or appropriate in connection with the performance of his duties thereunder, any material, confidential information relating to certain of the operations of the Company, the disclosure of which would be materially damaging to the Company. Mr. Foss resigned all positions held with the Company effective January 31, 1997.

     In March 1996, the Company and Donald E. Doyle entered into an Employment Agreement pursuant to which Mr. Doyle serves as President and Chief Executive Officer of the Company for a term commencing March 18, 1996 and expiring March 17, 1998, at an annual base salary of $295,000, subject to annual review. This agreement is renewable on an annual basis for a new two-year term at the discretion of the Board. Mr. Doyle is eligible to participate in the Company's incentive and bonus programs. Pursuant to the terms and conditions of the Company's 1990 Stock Option Plan, Mr. Doyle was granted an option to purchase 350,000 shares of the Company's Common Stock at $1.75 a share, the market price on the date of Mr. Doyle's employment by the Company. Under his Employment Agreement, Mr. Doyle has agreed not to compete with the Company in the double drive-thru hamburger business for a period of two years after the termination of his employment with the Company. In addition, Mr. Doyle has agreed, during the term of his Employment Agreement and for three years thereafter, not to disclose, other than to employees of the Company or to persons to whom disclosure is reasonably necessary or appropriate in connection with the performance of his duties thereunder, any material confidential information relating to certain of the operations of the Company, the disclosure of which would be materially damaging to the Company. In February 1997, the Company and Mr. Doyle entered into a Supplemental Agreement pursuant to which his Employment Agreement was modified to state that Mr. Doyle's employment will be on an "at will" basis. In addition, his Supplemental Agreement provides for the acceleration of the vesting of 57,142 of the options granted to Mr. Doyle upon occurrence of certain changes in Mr. Doyle's employment status prior to the normal vesting date for these options.

             Compensation Committee Report On Executive Compensation

Compensation Policies

     The Compensation Committee of the Board of Directors was comprised of Terry
N. Christensen (Chair), William P. Foley, II and David Gotterer since May, 1996. All current members of the Compensation Committee are non-employee directors. Prior to May 1996, the Committee was comprised of Messrs. Fleishman, Gotterer and Sugarman (the latter only until March 1996). Messrs. Fleishman and Gotterer are not employees of the Company. During 1996, the Compensation Committee was responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's 1990 Stock Option Plan. Set forth below is a report submitted by the Compensation Committee describing its compensation policies and the Committee's decisions relating to compensation of executive officers in 1996.

     The Compensation Committee's policies concerning the compensation of the Company's executive officers are summarized as follows:

     - Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

     - Executive officers should receive incentive compensation which relates to
     the  Company's  performance  and  the  executives'   contribution  to  such
     performance; and

     - The Company's compensation programs should give the executives a financial interest in the Company similar to the interests of the Company's stockholders.

     The Compensation Committee believes that the performance of the Company, including profitability, return on equity and cash flow, as well as the Company's performance in relation to the performance of other companies engaged in the quick-service restaurant industry is important in determining the compensation to be awarded to the Company's executive officers.

     The Company's executive officers are compensated through a combination of salary, annual bonuses (where appropriate) and grants of stock options under the 1990 Stock Option Plan. The annual salaries of the Company's executives are reviewed from time to time by the Compensation Committee. The Compensation Committee recommends to the Board of Directors that adjustments be made where necessary in order for the annual salaries of the Company's executives to be competitive with the salaries paid by other companies in the industry.

     Annual bonuses, where appropriate, may be awarded by the Board of Directors based on recommendations of the Compensation Committee. No bonuses were awarded in 1996 to the Company's named executive officers except as reflected in the Summary Compensation Table in this Proxy Statement.

     The Compensation Committee periodically grants stock options under the 1990 Stock Option Plan in order to provide executive officers and other employees with an interest in the Company. The Compensation Committee believes that stock options are a valuable tool in encouraging executive officers to align their interests with the interests of the stockholders and to manage the Company for the long-term. No stock options were granted in 1996 to the Company's named executive officers other than as reflected in the Option Grant Table in this Proxy Statement.

Compensation of the Chief Executive Officer

     Mr. Doyle has served as the Chief Executive Officer of the Company since March 1996. In determining the compensation paid to him in 1996, the Compensation Committee applied the policies described above. Mr. Doyle was eligible to participate in the same executive compensation plans available to the Company's other executive officers. Mr. Doyle, the President and Chief Executive Officer of the Company, was paid a base salary of $227,116. No bonus was awarded to Mr. Doyle under the Company's Bonus Plan during the 1996 fiscal year. Mr. Doyle received $18,000 during fiscal 1996 representing a reimbursement of relocation expenses incurred.

     Mr. Doyle was granted options to purchase 350,000 shares under the Company's 1990 stock options plan in 1996. In February 1997, the Company and Mr. Doyle entered into a Supplemental Agreement which provides for the acceleration of the vesting of 57,142 of these options upon the occurrence of certain changes in Mr. Doyle's employment status prior to the normal vesting date for these options.

OBRA Deductibility Limitation

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), subject to certain exceptions and transition provisions, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation, is limited to $1 million per year, per executive officer. The Company has determined not to take any actions at this time with respect to its compensation plans which might be necessary to exempt compensation under such plans from the OBRA deductibility limitation.

                                             Terry N. Christensen (Chair)
                                             William P. Foley, II
                                             David Gotterer

Compensation Committee
Interlocks And Insider Participation

     The Compensation Committee of the Board of Directors is responsible for executive compensation decisions as described above. The Committee was comprised of Messrs. Christensen, Foley and Gotterer since May 1996. Prior to May 1996, the Committee was comprised of Messrs. Fleishman, Gotterer and Sugarman (the latter only until March 1996). Mr. Christensen is a partner in a law firm which provided legal services to the Company during 1996 and which will provide legal services to the Company in the future. Mr. Foley is Chairman of the Board and Chief Executive Officer of Fidelity and CKE, which, as of the Record Date, beneficially owned approximately 9.61% and 21.23%, respectively, of the outstanding shares of Common Stock of the Company. Mr. Fleishman is a member in a law firm which provided legal services to the Company during 1996 and which will provide legal services to the Company in the future. Mr. Sugarman is a director of the Company and serves as Chairman of the Board. Mr. Sugarman also serves as the Chairman of the Board, President and Chief Executive Officer of GIANT, which as of the Record Date owned approximately15.26% of the outstanding Common Stock of the Company. Mr. Gotterer, a director of the Company, serves as a director and Vice Chairman of the Board of GIANT. Mr. Gotterer also serves on the Compensation Committee of GIANT.

     On July 1, 1996, the Company entered into a ten-year Operating Agreement with Carl Karcher Enterprises, Inc., a subsidiary of CKE Restaurants, Inc. (collectively referred to as "CKE"). CKE is the operator of the Carl's Jr. restaurant chain. Pursuant to the agreement, 28 Rally's owned restaurants located in California and Arizona are being operated by CKE. Such agreement is cancelable after an initial five-year period, at the discretion of CKE. A portion of these restaurants, at the discretion of CKE, may be converted to the Carl's Jr. format. To date, two restaurants have been converted. The agreement was approved by a majority of the independent Directors of the Company. Prior to the agreement, the Company's independent Directors had received an opinion as to the fairness of the agreement, from a financial point of view, from an investment banking firm of national standing.

     Under the terms of the Operating Agreement, CKE is responsible for conversion costs associated with transforming the restaurants to the Carl's Jr. format, as well as the operating expenses of all the restaurants. Rally's retains ownership of all 28 restaurants and is entitled to receive a percentage of gross revenues generated by each restaurant. Subsequent to the agreement, the Company's revenues have been, and will continue to be, reduced by the absence of the restaurants' sales, somewhat offset by the fee paid to the Company by CKE. The Company anticipates that the agreement will continue to positively impact both net income and cash flow. While the overall impact of the agreement is not expected to be material to the financial statements, it will allow management to concentrate its efforts in more fully developed Rally's markets. The agreement will also allow the Company to take advantage of any improvements in restaurant operations attained by CKE by implementing these improvements in Company stores. In the event of a sale by Rally's of any of the 28 restaurants, Rally's and CKE would share in the proceeds based upon the relative value of their respective capital investments in such restaurant.

     On December 20, 1996, the Company issued warrants (the "Warrants") to purchase 750,000 restricted shares of its Common Stock each to CKE and Fidelity. The Warrants were granted as an incentive to CKE and Fidelity to continue to participate in the identification and exploitation of synergistic opportunities with the Company. The Warrants have a three-year term and are not exercisable until December 20, 1997. The exercise price is $4.375 per share, the closing price of the Common Stock on December 20, 1996. The underlying shares of Common Stock have not been registered with the Securities and Exchange Commission and, therefore, are not freely tradable. Upon exercise, the Warrants would provide approximately $6.6 million in additional capital to the Company. The Company obtained a valuation analysis from an investment banking firm of national standing. Such analysis estimated the value of the Warrants to be approximately $960,000, which will be expensed by the Company over the one-year vesting period.

     Rally's has entered into a marketing-sharing agreement with CKE covering the use of advertising created by the Company's advertising agency, Mendelsohn/Zien Advertising, for the benefit of the Company and its franchisees, based on a successful advertising campaign originally developed for the California-based Carl's Jr. chain. The agreement is for a one-year period beginning December 1, 1996, renewable for additional successive one-year terms, and calls for the reimbursement per commercial to CKE for 30% of its production costs (not to exceed $100,000). In addition, the Company entered into a Consulting Agreement with CKE in October 1996, pursuant to which CKE is to assist and advise the Company in connection with its operation of the business. The Consulting Agreement expired February 28, 1997, but has been extended until February 28, 1998. Payments under the Consulting Agreement are $3,000 per month plus ordinary expenses.

     On January 29, 1996, the Company repurchased from GIANT, in two transactions, at a price of $678.75 per $1,000 principal amount, $22 million face value of the Company's 9.875% Senior Notes due in the year 2000. The price paid in each transaction represented the market closing price of the Senior Notes on January 26, 1996. The first transaction involved the repurchase of $16 million face value of the Senior Notes for $11.1 million in cash. The second transaction involved the purchase of $6 million face value of Senior Notes in exchange for a $4.1 million short-term note due in three installments of principal and interest issued by Rally's to GIANT bearing interest at the highest publicly announced referenced rate of interest maintained by a large banking institution for commercial loans of short-term maturities to its most credit-worthy large corporate borrowers. The purchases were approved by a majority of the independent directors of the Company, all of whom were unaffiliated with GIANT. Prior to the purchases, the Company's independent directors had received an opinion as to the fairness of the transactions, from a financial point of view, from an investment banking firm of national standing. GIANT purchased the Senior Notes sold to the Company for $11.4 million during the last two years.

     In early February 1996, GIANT entered into a one-year credit facility with the Company. Such credit facility was evidenced by a note payable to GIANT for up to $2 million. Any monies advanced under said note bore interest at the highest publicly announced referenced rate of interest maintained by a large banking institution for commercial loans of short-term maturities to its most credit-worthy large corporate borrowers. Interest was payable monthly. The facility was terminated upon the Company's completion of its shareholders rights offering in September 1996. In addition, during 1996 GIANT issued certain irrevocable letters of credit to secure the obligation of the Company under its high deductible workers' compensation insurance program and to secure certain surety bonds previously issued by the Company. Such letters of credit were replaced by the Company during 1996 with irrevocable letters of credit issued by the Company which are secured by certificates of deposit purchased by the Company.

              Comparison Of Five-Year Cumulative Stockholder Return

     The following graph compares the cumulative return experienced by holders of the Company's Common Stock to the returns of the NASDAQ Stock Market (U.S. Companies) and to the peer group indices during the period from December 29, 1991 through the end of the Company's 1996 fiscal year. The peer group consists of the following publicly-held restaurant companies: CKE Restaurants, Inc. (Carl Karcher Enterprises); Checkers Drive-In Restaurants, Inc.; Flagstar Companies, Inc.; Foodmaker, Inc.; Krystal Company; and Sonic Corp. The graphs assume the investment of $100 on December 29, 1991 in the Company's Common Stock and each of the indices. Total return calculations assume the reinvestment of all dividends. The Company has never paid a cash dividend.






















--------------------------------------------------------------------------------------------------------------------------------
                                                                  Legend
Symbol        CRSP  Total Returns Index for:                  12/27/91    12/31/92   12/31/93   12/30/94   12/29/95   12/27/96
------        ------------------------------                  --------    --------   --------   --------   --------   --------
-----        Rally's Hamburgers, Inc.                          100.0       155.6       77.2       26.9        8.7       44.3
- - - -      Nasdaq Stock Market (US Companies)                100.0       120.6      138.4      135.3      191.4      235.7
 .........    Self-Determined Peer Group                        100.0       152.2      106.2       54.1       56.0       82.0

Companies in the Self-Determined Peer Group:
C K E RESTAURANTS, INC.                                                   CHECKERS DRIVE IN RESTAURANTS, INC.
FLAGSTAR COMPANIES, INC.                                                  FOODMAKER, INC.
KRYSTAL COMPANY                                                           SONIC CORP

Notes:
        A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
        B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
        C.  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
        D.  The index level for all series was set to $100.00 on 12//27/97.
--------------------------------------------------------------------------------------------------------------------------------

                                   PROPOSAL 2
                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company for the 1997 fiscal year ending December 28, 1997. Arthur Andersen has acted as independent auditors for the Company since 1987. Representatives of Arthur Andersen are expected to be present at the Annual Meeting where they will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR.

                                 Other Business

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incidental to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

                              Stockholder Proposals

     Any stockholder proposal intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company by March 19, 1998 in order to be considered for inclusion in the Company's proxy materials for such meeting.

                          Annual and Quarterly Reports

     The Company's 1996 Annual Report to Stockholders (which includes its Annual Report on Form 10-K for the period ending December 29, 1996) and its Quarterly Report on Form 10-Q for the period ending March 30, 1997 accompany this Proxy Statement.

     The Company's 1996 Annual Report on Form 10-K (including the financial statements and schedules thereto) and Quarterly Report on Form 10-Q for the quarterly period ended March 30, 1997 will be provided without charge to each stockholder upon written request. Each request must set forth a good faith representation that, as of July 16, 1997 , the Record Date for the Annual Meeting, the person making the request was the beneficial owner of shares of Common Stock of the Company. The request should be directed to: Evan G. Hughes, Secretary, Rally's Hamburgers, Inc., 10002 Shelbyville Road, Suite 150, Louisville, Kentucky 40223, telephone (502) 245-8900.

                                        By Order of the Board of Directors


                                        EVAN G. HUGHES
                                        Secretary


Louisville, Kentucky
July 18, 1997